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                                  EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of ______________ ___, 1998, by and between MODTECH HOLDINGS, INC., a Delaware corporation (the "Holding Company"), and Patrick Van Den Bossche, an individual residing in the State of California ("Executive").

      WHEREAS, the Holding Company desires to retain the services of Executive on the terms and conditions herein provided, and Executive is willing to provide such services on such terms and conditions;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties contained herein, the parties agree as follows:

      1. Effective Date. This Agreement shall be effective as of the closings of the mergers contemplated in that Agreement and Plan of Reorganization and Merger between Modtech, Inc. and SPI Holdings, Inc., a Colorado corporation, dated September 28, 1998 (the "Merger Closings"). payment is guaranteed by the Holding Company.

      2. Term. This Agreement shall continue in full force and effect for a period which shall commence on the date of the Merger Closings and shall continue until December 31, 2003 (the "Term"), unless sooner terminated as hereinafter provided or extended by the mutual agreement of the parties. On that date, and each anniversary thereafter, this Agreement shall automatically be renewed for a period of one year, unless either party shall have given the other prior written notice of their intent not to renew this Agreement.

      3. Employment. Executive shall serve as the President of the Holding Company and shall have such responsibilities, duties and authority customarily associated with such position, including day-to-day responsibility for the management of the Holding Company's affairs and operations, and oversight of the affairs and operations of its direct and indirect subsidiaries (the "Subsidiaries"), subject to the supervision of the Chief Executive Officer. Executive shall devote such of his working time and effort to the business and affairs of the Holding Company and its Subsidiaries as may reasonably be required of him in the discharge of the duties and responsibilities of such office. Executive shall at all times perform his duties and obligations faithfully and diligently and to the best of Executive's ability.

      4.    Compensation.

            (a) Base Salary. As compensation for the services provided by Executive hereunder, during the Term of this Agreement, the Holding Company shall pay Executive an annual salary of not less than $250,000 per year ("Base Salary"). Executive's salary shall be reviewed by the Holding Company's Board of Directors from time to time at its discretion but not less often than annually, and Executive shall receive such salary increases as the Holding Company's Board of Directors shall determine; provided that Executive's annual salary payable for each ensuing twelve


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(12) month period shall in all events be increased at the end of each succeeding twelve (12) month period at a rate equal to the increase, if any, in the Consumer Price Index for Urban Wage Earners and Clerical Workers (Los Angeles-Long Beach-Anaheim), as published by the Bureau of Labor Statistics of the U.S. Department of Labor, during the preceding twelve (12) months, plus three percent (3%). All such salary shall be payable in equal installments in conformity with the Holding Company's normal payroll period, but not less frequently than monthly.

            (b) Bonus. In addition to the minimum salary payable to Executive as provided in Section 3(a) above, Executive shall be entitled to receive, for each full or partial calendar year during the Term hereof, a bonus which shall be calculated and paid as provided in Exhibit A attached hereto.

      5.    Benefits and Vacations.

            (a) Benefits. Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Holding Company and its Subsidiaries will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive's rights or benefits thereunder, except to the extent that such changes are made applicable to all senior executive employees of the Holding Company or its Subsidiaries eligible to participate in such plans, arrangements and perquisites on a non-discriminatory basis. Without limiting the generality of the foregoing, Executive shall be entitled to participate in or receive benefits under all plans relating to, any pension plans, profit sharing plans, any non-qualified deferred compensation plans and related "rabbi" trusts, life insurance plans, disability benefit plans, vacation and holiday pay plans, medical, dental and welfare plans, and other present or successor plans and practices of the Holding Company and its Subsidiaries for which senior executive officers are eligible, and to all payments and other benefits under any such plan or practice subsequent to the term of this Agreement as a result of participation in such plan or practice during the term of this Agreement.

            (b) Vacations and Holidays. Executive shall be entitled to the number of paid vacation days in each calendar year, and to compensation for earned but unused vacation days, determined by the Holding Company from time to time for its senior executive officers, but not less than four (4) weeks in each year of the Term hereof. Executive shall also be entitled to all paid holidays given by the Holding Company to its executives and key management employees.

      6. Expenses. During the Term hereof, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive (in accordance with the policies and procedures from time to time adopted by the Board of Directors of the Holding Company for its senior executive officers) in performing the services contemplated hereunder, provided that Executive properly accounts therefor in accordance with the Holding Company's policy.

      7.    Termination.


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            (a)   Executive's employment hereunder shall terminate immediately upon death.

            (b) In the event that Executive shall be unable to perform the services contemplated hereunder by reason of disability, illness or other incapacity, such failure to so perform such duties shall not be grounds for terminating the employment of Executive by the Holding Company; provided, however, that the Holding Company may terminate Executive's employment hereunder should the period of such incapacity exceed six (6) consecutive months ("Disability"). Any such termination shall not be considered to be for "Cause" as defined in subparagraph (c) immediately below.

            (c) Executive's employment hereunder may be terminated by the Holding Company prior to the expiration of the Term, with or without Cause, immediately upon delivery by the Holding Company of a written notice of termination.

            (d) For the purposes of this Agreement, "Cause" means (i) the willful and continued failure by Executive to substantially perform Executive's duties hereunder, other than any such failure resulting from Executive's incapacity due to physical or mental illness, after a demand for substantial performance is delivered to Executive by the Board of Directors of the Holding Company (the "Board") which specifically identifies the manner in which the Board believes that Executive has not substantially performed such duties and Executive has not diligently and in good faith taken reasonable steps to comply with such demand within 30 days of his receipt of the same, or (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Holding Company. For purposes of this subparagraph, no act, or failure to act, on Executive's part shall be considered "willful" merely because it was the result of bad judgment or negligence; rather, such act or failure to act must have been done, or omitted to have been done, by Executive other than in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Holding Company. Notwithstanding the foregoing, Executive's employment shall not be deemed to have been terminated for "Cause" unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct described above in clauses (i) or (ii) of this subparagraph and specifying the particulars thereof in detail. In the event that Executive is terminated for Cause, the Holding Company shall pay Executive's salary through the date of termination, any bonuses which have been earned by Executive through the date of termination after deducting any amounts lawfully owing from Executive to the Holding Company, and shall thereafter have no further obligation to Executive, except to the extent that Executive may be entitled to exercise any of the options granted to Executive as contemplated in Section 4(c) above or otherwise.

            (e) Executive shall be entitled to terminate his employment with the Holding Company hereunder for "Good Reason". For purposes of this Agreement, any termination of employment under any one or more of the following circumstances shall be for "Good Reason":


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                  (i)   Without Executive's express written consent, the
            assignment to Executive of any duties inconsistent with Executive's positions, duties, responsibilities and status with the Holding Company, or a change in Executive's reporting responsibilities, titles or offices as in effect upon the execution hereof, or any removal of Executive from or any failure to re-elect Executive to the Holding Company's Board of Directors or any other of Executives's positions, except in connection with the termination of Executive's employment for Cause, Disability or as a result of death;

                  (ii) The reduction by the Holding Company in Executive's Base Salary, as the same may thereafter be increased from time to time, or the failure by the Holding Company to increase such Base Salary each successive year, as specified in Section 4(a) hereof;

                  (iii) The failure by the Holding Company to continue
            Executive's participation in the bonus and other compensation plans and incentive plans specified in Section 4(b) hereof;

                  (iv) The failure by the Holding Company to continue Executive's participation in any benefit plan, pension plan, qualified retirement plan, life insurance plan, vacation plan, holiday plan, car lease plan, medical expense, health and accident plan or disability plan, or expense reimbursement arrangement specified in Sections 5 and 6 hereof, or the taking of any action by the Holding Company (prompt notice of which shall be provided to Executive) which would adversely affect Executive's participation in (including increasing Executive's costs of such participation), or materially reduce Executive's benefits under, any of such plans, or which would deprive Executive of any other fringe or personal benefits under any of such plans; provided, however, that notwithstanding the provisions of this Section 7(e)(iv), the Holding Company's providing benefits of a type or amount different than as provided for hereinabove shall not be deemed a violation of this subparagraph if required by law;

                  (v) The relocation of the Holding Company's principal executive offices to a location outside of Riverside County or Orange County, California, or the requirement by the Holding Company that Executive be based anywhere other than at the Holding Company's principal executive offices or the location where Executive is based at the time of execution hereof, except for required travel on the Holding Company's business to an extent substantially consistent with Executive's business travel obligations in effect immediately prior to the execution hereof; or, in the event Executive consents to any such relocation of the Holding Company's principal executive offices or change in the location where Executive is based, the failure by the Holding Company (A) to pay (or promptly reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive's principal residence in connection with such relocation, and (B) to


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            indemnify Executive against any loss (defined as Executive's cost of terminating any lease for such residence, if it is leased, or if Executive owns such residence the difference between the actual sale price of such residence and the higher of Executive's aggregate investment in such residence or the fair market value of such residence as determined by any real estate appraiser designated by Executive and reasonably satisfactory to the Holding Company) realized in the lease termination or sale of Executive's principal residence in connection with any such change of residence, and (C) to reimburse Executive for the amount of any federal, state and local income taxes for which Executive becomes liable by a reason of Executive's receipt of any amounts under this subparagraph;

                  (vi) Any purported termination of Executive's employment by the Holding Company which is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph 7(f) below; or

                  (vii) a determination by Executive made in good faith that, as a result of a detrimental change in circumstances significantly affecting Executive's position, Executive is unable properly to carry out all of the authorities, powers, functions, duties and responsibilities attached to Executive's position and contemplated by Section 3, and the situation is not remedied within 30 days after receipt by the Holding Company of written notice from Executive of such determination.

            (f) Any termination of Executive's employment by the Holding Company for Disability or Cause, or by Executive for Good Reason, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and shall set forth the date upon which such termination is to become effective ("Date of Termination").

      8. Compensation on Certain Terminations. If Executive terminates Executive's employment during the term of this Agreement for Good Reason or if Executive is otherwise terminated except for Cause then:

            (a) Severance Payment. Holding Company or its successor, shall pay to Executive the two (2) times the average of his Base Salary and bonuses for the two (2) preceding taxable years that Executive has been employed by the Holding Company (predecessor or its successor) or such lesser number of years in the event Executive shall have been employed with the Holding Company (predecessor or its successor) less than two (2) years ("Severance Payment"). In the event of Executive's death, the Severance Payment shall be made to his estate or beneficiaries, as the case may be. The Severance Payment shall be made in full in cash within 30 days following the Date of Termination. Executive is not required to mitigate the amount of the Severance Payment by seeking other employment or otherwise, nor shall any compensation earned by Executive in other


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employment or otherwise reduce the amount of the Severance Payment. The
Severance Payment will NOT be reduced if the remaining term of this Agreement is less than two years.

            (b) Stock Options. All stock options, warrants and similar rights relating to capital stock of the Holding Company held by Executive shall immediately become fully vested and exercisable. The terms of such warrants, options and rights shall be extended to the third anniversary of Executive's termination of employment.

            (c) Benefits. The Holding Company will cause to be continued life, medical, dental and disability coverage substantially equivalent to the coverage maintained by the Holding Company or its Subsidiaries for Executive prior to his termination at no premium cost to the Executive. Such coverage shall cease upon the expiration two years from the Date of Termination. Nothing in Section 8(a) or 8(b) shall deprive Executive of any rights, payments, benefits or service credit for benefits after termination of employment which were earned pursuant to any provision of this Agreement or any plan or practice of the Holding Company on or prior to such termination including, without limitation, any pension or welfare benefits and any rights under the Holding Company's pension, deferred compensation or stock option or other benefit plans.

      If the Holding Company elects not to renew this Agreement following the expiration of its then current term, it shall pay Executive on expiration of the then current term a severance payment equal to one-half of the then current annual Base Salary, plus one half of the most recently completed year's bonus. In addition, the Holding Company will cause to be continued life, medical, dental and disability coverage substantially equivalent to the coverage maintained by the Holding Company or its Subsidiaries for Executive prior to his termination at no premium cost to the Executive for a period of six months.

      9. Indemnification. The Holding Company shall indemnify Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys' fees) incurred or paid by Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Executive of services for, or the acting by Executive as a director, officer or employee of, the Holding Company, or any subsidiary of the Holding Company or any other Person at the Holding Company's request. Nothing in this Section 9 or elsewhere in this Agreement is intended to prevent the Holding Company from indemnifying Executive to any greater extent than is required by this Section 9.

      10. Proprietary Information. Executive acknowledges that certain technological and other information may from time to time be disclosed to Executive by the Holding Company during the continuance hereof. Executive hereby acknowledges that all such information and technology, whether currently existing or hereafter developed by the Holding Company through or involving the services and efforts of Executive hereunder, shall at all times consist of and be preserved by Executive as valuable trade secrets and confidential information which is proprietary to and owned exclusively by the Holding Company, and that Executive does not have, and shall not have or hereafter acquire, any rights in or to any of such information and technology, including without


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limitation any patents, inventions, discoveries, know-how, trademarks or tradenames used or adopted by the Holding Company in connection with the design, development, manufacture, marketing, sale or installation of any products which at any time during the continuation hereof may be offered and sold or licensed by the Holding Company. Executive further warrants and agrees that he shall not at any time, whether during the continuance of this Agreement or after its expiration or earlier termination, whether by Executive or by the Holding Company, in any manner or form, directly or indirectly, use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any portion of any such information or technology, nor use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any other confidential information concerning the Holding Company, or any customers or other products of the Holding Company, to any person, firm or entity.

      11. Competition. During the Term hereof, Executive shall not, without the Holding Company's prior written consent, directly or indirectly engage in any business activity, or have any interest in any person, firm or other entity engaged in any business activity, in which the Holding Company at the time is engaged or is planning to engage. During the Term hereof and for a period of twenty-four (24) months thereafter, Executive shall not directly or indirectly:
(a) divert or take away or solicit or attempt to divert or take away any of the Holding Company's customers, including without limitation those customers with whom Executive became acquainted while retained by the Holding Company; (b) employ, or knowingly permit any business entity controlled by Executive to employ, any person who during the period of twelve (12) months immediately preceding such time has been employed by the Holding Company; (c) solicit or otherwise seek to induce any employee of the Holding Company to leave his or her employment with the Holding Company; or (d) undertake planning for or organization of any business activity that will injure the Holding Company's business, or conspire with employees of the Holding Company for the purpose of organizing any such injurious business activity.

      12.   General Provisions.

            (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph Holding Company for transmittal, addressed to the Holding Company or Executive at their respective last known address. Either party may change its address by written notice given in accordance with this subparagraph.

            (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any or all of Executive's rights or duties hereunder without the prior written consent of the Holding Company.

            (c) This Agreement is made and entered into, is to be performed primarily within, and shall be governed by and construed in all respects in accordance with the laws of the State of California.


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            (d)   Captions and Paragraph headings used herein are for
convenience only and are not a part of this Agreement and shall not be used in construing it.

            (e) Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

            (f) The Holding Company shall indemnify Executive to the fullest extent permitted by applicable law with respect to any claims arising from the performance by Executive of his duties hereunder during the Term of this Agreement.

            (g) This Agreement contains the entire agreement of the parties, and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Holding Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or therein, and that no other agreement, statement or promise not contained herein or therein shall be relied upon or be valid or binding. This Agreement may not be modified or amended by oral agreements, but only by an agreement in writing signed by the Holding Company on the one hand, and by Executive on the other hand.

            (h) In the event of any litigation between Executive and the Holding Company concerning the rights or obligations of any party under this Agreement, the non-prevailing party shall pay the reasonable costs and expenses, including attorneys' fees, of the prevailing party in connection therewith.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                  "Executive"

                                  ______________________________________________
                                  Patrick Van Den Bossche

                                  Modtech Holdings, Inc.


                                  By: __________________________________________
                                      Evan M. Gruber, Chief Executive Officer


                                  By: __________________________________________
                                      Michael G. Rhodes, Chief Financial Officer


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                                    EXHIBIT A
                                   BONUS PLAN


      The annual incentive bonus plan shall be the same as the annual bonus plan currently utilized by Modtech, which is described in the Memorandum to Compensation Committee attached hereto as Schedule 1.